Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON TRANSDEL TRANSACTION

SAN DIEGO, CA – July 28, 2011 – Cardium Therapeutics (NYSE Amex: CXM) today provided an update regarding its plan to acquire substantially all of Transdel Pharmaceuticals’ business assets in connection with a proposed asset purchase under Chapter 11 of the U.S. Bankruptcy Code. As described on June 27, 2011, the completion of such an asset purchase is subject to a number of conditions, including approval of the bankruptcy court. In an effort to expedite the proposed transaction, Transdel and Cardium asked the bankruptcy court to approve the sale under Section 363 of the Bankruptcy Code, which does not require the filing of a plan subject to approval of creditors. In support of that request, Transdel’s major creditor had filed a declaration in favor of Cardium’s proposed purchase, but subsequently opposed the sale, potentially to offer a plan of its own, which led to the court denying Transdel’s motion for expedited approval.

“Cardium’s business model is focused on the opportunistic acquisition of assets having the potential for significant upside valuation,” noted Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium. “In that regard, we will continue to evaluate our options with respect to this and other business opportunities under consideration, consistent with our strategy of acquiring businesses with favorable valuations and clearly defined pathways to commercialization or other monetization,” added Mr. Reinhard.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the proposed Transdel transaction or any other transactions under consideration will be completed; that our stockholder’s equity can be increased and maintained to a sufficient level to satisfy ongoing compliance with the requirements of our listing stock exchange; that Ketotransdel can be successfully developed to result in an FDA Section 505(b)(2) registered product in the United States; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the U.S. Food and Drug Administration (the “FDA”) will grant marketing clearance of Ketotransdel or other product candidates or that we or a partner can successfully introduce these or additional products into topical NSAID markets in the U.S. or elsewhere; that Ketotransdel or other product candidates will prove to be sufficiently safe and effective; that Ketotransdel or other product candidates are seen as suitable or preferred products compared to other FDA-approved products that currently are or will be on the market; that our product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that our clinical study programs can be conducted and completed in an efficient and successful manner; that the FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2011 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™,

Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™ and Nutra-Apps™ are trademarks of

Cardium Therapeutics, Inc. or Tissue Repair Company.

Ketotransdel™ and Transdel™ are trademarks of Transdel Pharmaceutical, Inc.

(Other trademarks belong to their respective owners)